Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement of Entero Therapeutics, Inc. (f/k/a First Wave BioPharma, Inc.) on Form S-1/A (Amendment No. 2) of our report dated March 29, 2024, on the consolidated financial statements of Entero Therapeutics, Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Entero Therapeutics, Inc. for the year ended December 31, 2024. Our report for Entero Therapeutics, Inc. includes an explanatory paragraph about the existence of substantial doubt concerning its ability to continue as a going concern. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ Mazars USA LLP

New York, New York

June 23, 2025